Exhibit 99.1

Tandy Brands Accessories, Inc.	Investor Relations
Rod McGeachy	Beacon Street Group, LLC
Chief Executive Officer	Kenneth E. Pieper
817-548-0090	972-618-6924

Tandy Brands Accessories Announces Restructuring Plan

Arlington, TX, January 20, 2009 – Tandy Brands Accessories (Nasdaq GM: TBAC) announced today an organizational restructuring plan designed to focus the company’s product development efforts, build critical capabilities, increase flexibility to better serve its retail partners’ needs and reduce operating expenses.

“We are in an extremely challenging retail environment and it is imperative to have an agile corporate structure that can respond to meet today’s market realities,” said Rod McGeachy, president and chief executive officer of Tandy Brands Accessories. “The organizational restructuring plan announced today is the first step in stabilizing our platform to position us for profitable growth in the future.”

Key components of the restructuring include:

•	Realigning the company’s operations to focus on key product categories, such as belts, small leather goods and gifts.

•	Eliminating the president of the Men’s Division and president of the Women’s Division positions.

•	Bringing in new senior executives with capability-based advantages that complement existing strengths.

•	Streamlining the company’s sales structure to better serve the retail community.

•	Discontinuing businesses and brands that do not meet the long-term strategic or financial performance objectives of the company.

•	Reducing overall salaried employee headcount by approximately 17 percent.

“We have identified more than $3 million in potential annualized savings through this restructuring, and that does not include any increased savings and efficiencies that will come about as a result of other strategic initiatives that we have begun to further solidify our platform,” said Mr. McGeachy.

The company estimates that pre-tax charges related to the restructuring plan will be in the range of $550,000 to $650,000, with the majority of these expenses to be taken in the third fiscal quarter ending March 31, 2009.

“Tandy Brands is, and will remain, a strong company. We are confident that these actions are appropriate and, when combined with our commitment to product quality, superior customer service and long-term customer relationships, will enable us to weather the current difficult environment and drive profitable growth in the future,” concluded Mr. McGeachy.

About Tandy Brands Accessories, Inc.
Tandy Brands Accessories, Inc. designs and markets fashion accessories for men, women and children. Key product categories include belts, wallets, suspenders, gifts, and sporting goods. Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution, including the e-commerce web sites for Rolfs® at www.rolfs.net and Sport Beads at www.sport-beads.com.

Safe Harbor Language
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the industry in general and in the company’s specific market areas, inflation, changes in costs of goods and services and economic conditions in general and in the company’s specific market area. Those and other risks are more fully described in the company’s filings with the Securities and Exchange Commission.